Exhibit 99.1

CONTACT:	John F. Wilson, II Chief Financial Officer (858) 485-9840
BIOMED REALTY TRUST REPORTS
FOURTH QUARTER AND YEAR-END 2005 FINANCIAL RESULTS
SAN DIEGO, CA — February 28, 2006 — BioMed Realty Trust, Inc. (NYSE: BMR), a real estate investment trust focused on providing real estate to the life science industry, today announced financial results for the fourth quarter and year ended December 31, 2005.
Highlights:
•	Total quarterly revenues increased 125.9% to $44.5 million from $19.7 million in the fourth quarter 2004

•	Quarterly funds from operations (FFO) increased 95.5% to $17.4 million over fourth quarter 2004

•	Quarterly FFO per diluted share increased 34.6% to $0.35 over fourth quarter 2004

•	Same property quarterly net operating income increased 11.3% over fourth quarter 2004

•	Total assets increased 129.9% during 2005 to $1.3 billion at year-end

•	Acquired 22 properties in 2005 totaling approximately 2.1 million rentable square feet
“We are thrilled with our accomplishments in the first full year of operations for BioMed Realty Trust. Our dynamic growth through acquisitions, totaling $715 million in 2005, not only surpassed our targeted goal of $200 million for the year, but with the Cambridge portfolio in Boston, allowed us to establish a considerable presence in one of the top life science markets,” said Alan Gold, president and chief executive officer of BioMed Realty Trust. “We continued to be disciplined in our objectives, acquiring properties in our target markets and with acquisition yields above those of traditional office properties, while maintaining a conservative capital structure. During the year we secured three key credit facilities totaling $600 million, and successfully raised $324 million through our follow-on common stock offering. Going forward we are well-positioned, having created a highly scalable business.”

Fourth Quarter and Full Year 2005 Financial Results
Total revenues for the fourth quarter of 2005 increased 125.9% to $44.5 million from $19.7 million in the fourth quarter of 2004. Net income for the fourth quarter of 2005 increased 53.3% to $4.6 million, compared to $3.0 million in the fourth quarter of 2004. Net income per diluted share increased 11.1% to $0.10 for the fourth quarter of 2005 from $0.09 in the fourth quarter of 2004.
FFO increased 95.5% to $17.4 million for the fourth quarter of 2005 from $8.9 million in the fourth quarter of 2004. FFO per diluted share increased 34.6% to $0.35 for the fourth quarter of 2005 compared to $0.26 in the fourth quarter of 2004. Same property net operating income increased 11.3% to $12.7 million in the fourth quarter of 2005 compared to the fourth quarter of 2004.
For the full year 2005, the company’s first full year of operations, total revenues were $138.9 million; net income was $17.0 million, or $0.44 per diluted share; and FFO was $57.7 million, or $1.37 per diluted share. Assets increased 129.9% from $581.7 million at December 31, 2004 to $1.3 billion at December 31, 2005.
Because 2004 was not a full year of operations, management believes that financial results for the year ended December 31, 2004 are not indicative of the company’s expected future operating performance. Further, full year-over-year financial comparisons with the predecessor company are not meaningful given the predecessor’s limited operations.
FFO is a supplemental non-GAAP financial measure used in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income to FFO and a definition of FFO are included at the end of this release.
Financing Activity
As of year-end, the company’s consolidated debt included fixed-rate mortgage indebtedness with an aggregate outstanding principal amount of $231.3 million, excluding $14.9 million of debt premium, and a weighted-average interest rate of 6.43%; a $250 million secured term loan, for which the company entered into an interest rate swap agreement to fix the interest rate at 6.4% until the loan matures on May 30, 2010; and $17.0 million of outstanding borrowings under the company’s $250 million unsecured revolving credit facility with a weighted-average interest rate of 5.72%. The company’s debt to total market capitalization ratio was 29.8% at December 31, 2005.

Capital markets activity during 2005 included a successful follow-on common stock offering that raised $324.0 million in net proceeds, the expansion of the company’s revolving credit facility from $100 million to $250 million, and the addition of a $250 million secured term loan. The company also entered into a $100 million secured term loan, which was repaid with the proceeds of the follow-on common stock offering. All of these transactions, which helped raise the company’s total market capitalization to $1.7 billion at year-end, supported the company’s growth strategy in 2005 and will provide the necessary flexibility for future growth.
Portfolio Update
In addition to 19 properties representing a total of 1.8 million rentable square feet acquired during the first three quarters of 2005, during the fourth quarter the company acquired three properties:
•	Bridge Business Center — 71,500 square feet in Bristol, Pennsylvania that is 100% leased to Rhodia, Inc.

•	Eccles Avenue — 152,145 square feet in South San Francisco, California that is 100% leased to The Cooper Companies, Inc.

•	Colorow Drive — 93,650 square feet in the University of Utah Research Park that is 100% leased to NPS Pharmaceuticals, Inc.
As of year-end 2005, BioMed Realty Trust owned 39 properties, located principally in Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania, New York and New Jersey. Consisting of 62 buildings with 4.8 million rentable square feet of laboratory and office space, the portfolio nearly doubled in size from year-end 2004, when it was comprised of 17 properties with 2.6 million rentable square feet of space. The portfolio was 91.1% leased as of December 31, 2005, with 274,677 square feet, or 64.9% of our unleased square footage, under redevelopment. The company also owns undeveloped land that management estimates can support up to 706,000 rentable square feet of laboratory and office space.
Quarterly Distributions
BioMed Realty Trust’s board of directors previously declared a fourth quarter 2005 dividend of $0.27 per share of common stock, payable to stockholders of record at the close of business on December 30, 2005. The dividend was paid on January 16, 2006. For the full year 2005, the company distributed dividends totaling $1.08 per share.
In addition, as previously announced, BioMed Realty Trust increased its dividend by 7.4% to $0.29 per share of common stock for the first quarter of 2006, corresponding to an annualized dividend of $1.16 per share of common stock. The dividend is payable on April 17, 2006 to stockholders of record at the close of business on March 31, 2006.

Earnings Guidance
Management is reaffirming its guidance for the full year ending December 31, 2006 for FFO per diluted share. FFO and earnings per diluted share are set forth and reconciled below.

2006
(Low - High)
Projected net income per diluted share	$0.47 - 0.55
Add:
Minority interest	$0.03
Real estate depreciation and amortization	$1.15
Projected FFO per diluted share	$1.65 - 1.73
The foregoing estimates are forward-looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to rental rates, occupancy levels, interest rates, and the amount and timing of acquisitions. The company’s actual results may differ materially from these estimates.
Supplemental Information
Supplemental operating and financial data are available in the Investor Relations section of the company’s web site at www.biomedrealty.com.
Teleconference and Web Cast
BioMed Realty Trust will conduct a conference call and audio web cast at 10:00 a.m. Pacific Time (1:00 p.m. Eastern Time) Wednesday, March 1, 2006 to discuss the company’s financial results and operations for the year. The call will be open to all interested investors either through a live audio web cast at the Investor Relations section of the company’s web site at www.biomedrealty.com and www.earnings.com, or live by calling (866) 700-7101 (domestic) or (617) 213-8837 (international) with call ID number 11534537. The call will be archived for 30 days on both web sites. A telephone playback of the conference call will also be available from 1:00 p.m. Pacific Time on Wednesday, March 1, 2006 through midnight Pacific Time on Monday, March 6, 2006 by calling (888) 286-8010 (domestic) or (617) 801-6888 (international) and using access code: 98259777.
About BioMed Realty Trust
BioMed Realty Trust, Inc. is a real estate investment trust (REIT) focused on acquiring, developing, owning, leasing and managing laboratory and office space for the life science industry. The company’s tenants primarily include biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry, and its properties and primary acquisition targets are generally located in markets with well established reputations as centers for scientific research, including Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania and New York/New Jersey. Additional information is available at www.biomedrealty.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the Boston or California regions; risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
# # #
(Financial Tables Follow)

BIOMED REALTY TRUST, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2005	December 31, 2004
ASSETS
Investments in real estate, net	$1,129,371	$468,530
Investment in unconsolidated partnership	2,483	2,470
Cash and cash equivalents	20,312	27,869
Restricted cash	5,487	2,470
Accounts receivable, net	9,873	1,837
Accrued straight-line rents, net	8,731	3,306
Acquired above market leases, net	8,817	8,006
Deferred leasing costs, net	136,640	61,503
Deferred loan costs, net	4,855	1,700
Prepaid expenses	2,164	1,531
Other assets	8,577	2,501

Total assets	$1,337,310	$581,723

LIABILITIES AND STOCKHOLDERS’ EQUITY
Mortgage notes payable, net	$246,233	$102,236
Secured term loan	250,000	—
Unsecured line of credit	17,000	—
Security deposits	6,905	4,831
Due to affiliates	—	53
Dividends and distributions payable	13,365	9,249
Accounts payable and accrued expenses	23,012	7,529
Acquired below market leases, net	29,647	13,741

Total liabilities	586,162	137,639

Minority interests	20,673	22,267

Stockholders’ equity:
Common stock	466	314
Additional paid-in capital	760,749	434,075
Deferred compensation	(3,158)	(4,182)
Accumulated other comprehensive income	5,922	—
Dividends in excess of earnings	(33,504)	(8,390)

Total stockholders’ equity	730,475	421,817

Total liabilities and stockholders’ equity	$1,337,310	$581,723

BIOMED REALTY TRUST, INC. AND
INHALE 201 INDUSTRIAL ROAD, L.P. (PREDECESSOR)
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

			Inhale 201
			Industrial Road,
			L.P.
	BioMed Realty Trust, Inc.		(Predecessor)
		Period
		August 11, 2004	Period
		through	January 1, 2004
	Year Ended	December 31,	through
	December 31, 2005	2004	August 17, 2004
Revenues:
Rental	$92,650	$19,432	$3,339
Tenant recoveries	42,232	9,222	375
Other income	3,974	—	—

Total revenues	138,856	28,654	3,714

Expenses:
Rental operations	34,505	9,236	131
Real estate taxes	11,868	2,383	222
Depreciation and amortization	39,378	7,853	600
General and administrative	13,278	3,130	—

Total expenses	99,029	22,602	953

Income from operations	39,827	6,052	2,761
Equity in net income (loss) of unconsolidated partnership	119	(11)	—
Interest income	1,333	190	—
Interest expense	(23,226)	(1,180)	(1,760)

Income before minority interests	18,053	5,051	1,001
Minority interest in consolidated partnership	267	145	—
Minority interests in operating partnership	(1,274)	(414)	—

Net income	$17,046	$4,782	$1,001

Basic earnings per share	$0.44	$0.15

Diluted earnings per share	$0.44	$0.15

Weighted-average common shares outstanding:
Basic	38,913,103	30,965,178

Diluted	42,091,195	33,767,575

BIOMED REALTY TRUST, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	BioMed Realty Trust, Inc.
	Three Months	Three Months
	Ended	Ended
	December 31, 2005	December 31, 2004
Revenues:
Rental	$29,756	$13,326
Tenant recoveries	14,198	6,344
Other income	538	—

Total revenues	44,492	19,670

Expenses:
Rental operations	11,626	6,423
Real estate taxes	4,031	1,581
Depreciation and amortization	12,546	5,602
General and administrative	4,277	2,011

Total expenses	32,480	15,617

Income from operations	12,012	4,053
Equity in net income (loss) of unconsolidated partnership	28	(11)
Interest income	345	66
Interest expense	(7,581)	(962)

Income before minority interests	4,804	3,146
Minority interest in consolidated partnership	48	87
Minority interests in operating partnership	(283)	(278)

Net income	$4,569	$2,955

Basic earnings per share	$0.10	$0.10

Diluted earnings per share	$0.10	$0.09

Weighted-average common shares outstanding:
Basic	46,290,279	31,107,856

Diluted	49,482,818	34,129,493

BIOMED REALTY TRUST, INC.
FUNDS FROM OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months	Three Months	Year
	Ended	Ended	Ended
	December 31, 2005	December 31, 2004	December 31, 2005
Net income	$4,569	$2,955	$17,046
Adjustments:
Minority interests in operating partnership	283	278	1,274
Depreciation and amortization	12,566	5,652	39,428

Funds from operations (FFO)	17,418	8,885	57,748

FFO per share — diluted	$0.35	$0.26	$1.37

Weighted-average common shares outstanding — diluted	49,482,818	34,129,493	42,091,195

     We present funds from operations, or FFO, because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, in its March 1995 White Paper (as amended in November 1999 and April 2002). As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. Our computation may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.